                                                                    EXHIBIT 2.01
================================================================================

                            ASSET PURCHASE AGREEMENT


                                 by and between:


                              DIGITAL RIVER, INC.,
                             a Delaware corporation;


                             CALICO COMMERCE, INC.,
                             a Delaware corporation;


                                       and


                              CONNECTINC.COM, CO.,
                             a Delaware corporation.





                           ---------------------------

                           Dated as of March 20, 2001

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                            PAGE
                                                                                            ----
SECTION 1  Description of Transaction........................................................1

        1.1    Assets to be Transferred......................................................1

        1.2    Excluded Assets...............................................................2

        1.3    Liabilities to be Assumed.....................................................2

        1.4    Purchase Price................................................................3

        1.5    Closing.......................................................................3

        1.6    Earn-out......................................................................4

        1.7    Resale Shelf; Agreement Not to Sell...........................................6

        1.8    Sales Taxes...................................................................8

        1.9    Allocation....................................................................8

SECTION 2  Representations and Warranties of Seller..........................................8

        2.1    Due Organization..............................................................8

        2.2    Financial Materials...........................................................8

        2.3    Absence of Changes............................................................8

        2.4    Title to Assets...............................................................9

        2.5    Contracts.....................................................................9

        2.6    Compliance with Legal Requirements...........................................11

        2.7    Related Party Transactions...................................................11

        2.8    Legal Proceedings; Orders....................................................11

        2.9    Sales Policies; Warranties...................................................12

        2.10   Proprietary Assets...........................................................12

        2.11   Liabilities..................................................................13

        2.12   Governmental Authorizations..................................................13

        2.13   Material Relationships.......................................................14

        2.14   Brokers and Finders..........................................................14

        2.15   Authority; Binding Nature of Agreement.......................................14

        2.16   Non-Contravention; Consents..................................................14

        2.17   Full Disclosure..............................................................15

        2.18   Investment Representations...................................................15

               (a)    Seller Bears Economic Risk............................................15

               (b)    Acquisition for Own Account...........................................15



                                       i.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                            PAGE
                                                                                            ----
               (c)    Seller Can Protect Its Interest.......................................15

               (d)    Accredited Investor...................................................15

               (e)    Buyer Information.....................................................15

               (f)    Rule 144..............................................................15

               (g)    Residence.............................................................16

        2.19   No Stockholder Vote..........................................................16

SECTION 3  Representations and Warranties of Buyer..........................................16

        3.1    SEC Filings; Financial Statements............................................16

        3.2    Organization; Authority; Binding Nature of Agreement.........................17

        3.3    Capitalization; Valid Issuance...............................................17

        3.4    Legal Proceedings............................................................17

        3.5    Non-Contravention; Consents..................................................17

        3.6    Brokers and Finders..........................................................18

        3.7    Full Disclosure..............................................................18

SECTION 4  Additional Covenants of the Parties..............................................18

        4.1    Filings......................................................................18

        4.2    Employment Offers............................................................18

        4.3    Prospective Contracts........................................................19

        4.4    Price Point License..........................................................19

        4.5    Restrictive Legend...........................................................19

SECTION 5  Conditions Precedent to Obligations of Buyer.....................................19

SECTION 6  Conditions Precedent to Obligations of Seller....................................20

SECTION 7  Indemnification By Seller........................................................20

        7.1    Survival of Representations..................................................20

        7.2    Indemnification by Seller....................................................20

        7.3    Threshold; Ceiling...........................................................21

        7.4    Satisfaction of Indemnification Claim........................................21

        7.5    Offset.......................................................................21

        7.6    Defense of Third Party Claims Against Buyer..................................22

SECTION 8  Indemnification By Buyer.........................................................22

        8.1    Survival of Representations..................................................22



                                      ii.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                            PAGE
                                                                                            ----
        8.2    Indemnification by Buyer.....................................................23

        8.3    Threshold; Ceiling...........................................................23

        8.4    Defense of Third Party Claims Against Seller.................................23

SECTION 9  Miscellaneous Provisions.........................................................24

        9.1    Further Assurances...........................................................24

        9.2    Fees and Expenses............................................................24

        9.3    Attorneys' Fees..............................................................24

        9.4    Notices......................................................................24

        9.5    Confidentiality..............................................................25

        9.6    Captions.....................................................................25

        9.7    Counterparts.................................................................25

        9.8    Governing Law................................................................25

        9.9    Successors and Assigns.......................................................25

        9.10   Remedies Cumulative; Specific Performance....................................26

        9.11   Waiver.......................................................................26

        9.12   Amendments...................................................................26

        9.13   Severability.................................................................26

        9.14   Entire Agreement.............................................................26

        9.15   Construction.................................................................27



                                      iii.

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT is made and entered into as of March 20, 2001, by and among: DIGITAL RIVER, INC., a Delaware corporation ("Buyer"), CALICO COMMERCE, INC., a Delaware corporation ("CCI") and CONNECTINC.COM, CO. ("ConnectInc"), a wholly-owned subsidiary of CCI. CCI and ConnectInc are referred to collectively herein as "Seller." Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

        A. ConnectInc owns and desires to transfer and sell, and Buyer desires to acquire, certain assets of ConnectInc on the terms further set forth herein (referred to herein as the "Acquisition").

        B. In connection with the transactions contemplated by this Agreement, Buyer is entering into a noncompetition agreement with Seller in the form attached hereto as Exhibit B (the "Seller Noncompetition Agreement") and with Seller's Chief Executive Officer, Alan P. Naumann (the "CEO"), in the form attached hereto as Exhibit C (the "CEO Noncompetition Agreement").

        C. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of each of Buyer, CCI and ConnectInc.

                                    AGREEMENT

        The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

        1.1 ASSETS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) ConnectInc shall, immediately upon receipt of the stock certificate for the Closing Shares, as defined in Section 1.4 (through a bill of sale executed by ConnectInc) sell, transfer, convey, assign and deliver to Buyer, in electronic form wherever possible, and Buyer shall purchase and accept all of the right, title and interest of ConnectInc in and to the following (collectively referred to herein as the "Market Maker Assets"):

                (a) the assets listed on Part 1.1(a) of the Disclosure Schedule, including the computer software source code of ConnectInc's Market Maker product;

                (b) all contracts, contractual rights, purchase orders and sales orders of ConnectInc directly relating only to ConnectInc's Market Maker product (provided that no accounts receivable of ConnectInc other than as described in paragraph (h) below shall be deemed to be Market Maker Assets), which list shall specifically identify any maintenance agreements, subject to the Assumed Liabilities (as defined in Section 1.3), including, without limitation, those Contracts listed on Part 1.1(b) of the Disclosure Schedule, but excepting those




                                       1.

contracts, contractual rights, purchase orders and sales orders of ConnectInc directly relating to OEM sales of ConnectInc's Market Maker products as part of a suite of products;

                (c) all contracts, contractual rights, purchase orders and sales orders and other agreements of ConnectInc directly relating only to ConnectInc's Market Maker Assets that are being negotiated as of the Closing Date (collectively, the "Prospective Contracts"), subject to the limitations set forth in Section 4.3, including, without limitation, those Prospective Contracts listed on Part 1.1(c) of the Disclosure Schedule;

                (d) the computers, office equipment and the software applications residing on the hardware used by those employees of Seller who become employees of Buyer pursuant to Section 4.2, as set forth on Part 1.1(d) of the Disclosure Schedule;

                (e) all hardware and software used in the testing of only the Market Maker product, as set forth on Part 1.1(e) of the Disclosure Schedule; and

                (f) the copyrights, trademarks and tradenames used in connection with ConnectInc's Market Maker product (but excluding trademarks and tradenames associated with ConnectInc's OEM sales of the Market Maker product as part of a suite of products) and any registrations with any governmental body relating thereto, including the trademarks listed on Part 1.1(f) of the Disclosure Schedule;

                (g) all records, files, invoices, customer lists, accounting records and business records relating only to ConnectInc's Market Maker product; provided that the items described in this paragraph (g) need not be physically delivered to Buyer until the 15th day after the Closing; and

                (h) ConnectInc's accounts receivable with respect to maintenance associated with its stand-alone Market Maker product, which Seller represents is $162,183 as of the Closing (and Seller agrees to forward any of such funds promptly to Buyer if received by Seller following the Closing).

        ConnectInc shall deliver to Buyer each of the Market Maker Assets that can be physically delivered immediately after its receipt of the stock certificate for the Closing Shares (as defined in Section 1.4), except as provided in subparagraphs (g) and (h) above.

To the extent that any Material Seller Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller and Buyer shall use their reasonable efforts (without any requirement on the part of Seller or Buyer to pay any money pursuant to or agree to any change in the terms of any such Material Seller Contract) to obtain the consent of such other party to the assignment of any such Material Seller Contract to Buyer in all cases in which such consent is or may be required for such assignment.

        Pending the obtaining of a consent to any such Contract that is a Material Seller Contract under Section 2.5, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such Material Seller Contact (or



                                       2.

any right or benefit arising thereunder, including without limitation the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder), subject to the obligations of Seller thereunder. Once a consent for the assignment of a Material Seller Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Material Seller Contract to Buyer, and Buyer shall assume such Material Seller Contract, pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assumption Agreement in the form attached hereto as Exhibit D (the "Assumption Agreement"), with such changes thereto as may be required by the other party to such Material Seller Contract in order to consent to such transfer and as are acceptable to Buyer, which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer.

        Seller shall have no liability to Buyer hereunder with respect to any Contract as a result of the failure to obtain a consent to assign, so long as, if such Contract is a Material Seller Contract, Seller has met its obligations under the two preceding paragraphs with respect to efforts to obtain such consent.

        1.2 EXCLUDED ASSETS. ConnectInc shall not sell, transfer, convey, assign or deliver to Buyer, and Buyer will not purchase or accept any assets of ConnectInc, other than the Market Maker Assets.

        1.3 LIABILITIES TO BE ASSUMED. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Buyer shall assume and agree to perform and discharge only those specific debts, liabilities, obligations and contracts of ConnectInc arising from and after the Closing Date under and pursuant to those Contracts listed on Part 1.1(b) and 1.1(c) of the Disclosure Schedule (collectively, the "Assumed Liabilities"); provided that Buyer shall not assume any obligation to deliver products or services with respect to which any payment has been made prior to the Closing Date, other than pursuant to the Market Maker maintenance agreements (the "Market Maker-only Maintenance Agreements) listed on Part 1.1(b) of the Disclosure Schedule. Buyer agrees to perform on behalf of Seller the tier II and tier III maintenance obligations under the Seller Suite Sales (as defined in Section 1.6(b)(v)) maintenance agreements listed on Part 1.3 of the Disclosure Schedule (the "Seller Suite Sales Maintenance Agreements"); it being understood that Buyer will not be in privity of contract with the customers involved in the Seller Suite Sales Maintenance Agreements. Except to the extent specifically set forth in this Section 1.3, Buyer is not assuming any other debts, liabilities, obligations or contracts of Seller and all such debts, liabilities, obligations and contracts shall be and remain the responsibility of Seller, including without limitation any returns or refunds arising in connection with products sold or services rendered prior to the Closing Date.

        1.4 PURCHASE PRICE. As consideration for the sale of the Market Maker Assets to Buyer:

                (a) at the Closing (as hereinafter defined), Buyer shall issue and sell to ConnectInc (i) 1,658,028 shares of common stock of Buyer (or $10,000,000/$6.03126), minus (ii) 39,266 shares of common stock of Buyer constituting the Maintenance Adjustment (as defined in Section 1.4(c)), plus
(iii) 11,606 shares of common stock of Buyer constituting the purchase price adjustment described in Section 1.4(d), for a total of 1,630,368 shares of common



                                       3.

stock of Buyer (the "Closing Shares"), which stock certificate will be delivered one day subsequent to the Closing;

                (b) at such times as are specified in Section 1.6, Buyer shall issue to ConnectInc (i) additional shares of common stock of Buyer that may be earned in the earn-out described in subsection (a) of Section 1.6 (the "Final Earn-out Shares") and (ii) additional shares of common stock of Buyer that may be issued pursuant to the earn-out described in subsection (c) of Section 1.6 (the "Interim Earn-out Shares" and, together with the Final Earn-out Shares, the "Earn-out Shares"). The Earn-out Shares, together with the Closing Shares (as defined below), shall be referred to herein as the "Shares";

                (c) the value of the Maintenance Adjustment shall be (i) $190,238, which Seller represents is the pro rata amount (representing Seller's unearned portion) equal to one hundred percent (100%) of the maintenance fees received by Seller prior to the Closing pursuant to any Market Maker-only Maintenance Agreements, and (ii) $46,587, which Seller represents is fifty percent (50%) of the maintenance fees received by Seller prior to the Closing pursuant to any Seller Suite Sales Maintenance Agreements, as a prepayment for maintenance services to be performed following the Closing (the "Maintenance Fees"), which Maintenance Fees are listed on Part 1.4(c) of the Disclosure Schedule. The Maintenance Adjustment (which shall be deducted from the 1,658,028 shares to be delivered to ConnectInc pursuant to Section 1.4(a)) shall be $236,826/$6.03126, or 39,266 shares;

                (d) there shall be a purchase price adjustment (as referenced in Section 1.4(a) hereof) equal to 11,606 shares of Common Stock of Buyer to compensate Seller for certain expenses incurred by Seller (calculated by dividing $70,000 by $6.03126);

                (e) at the Closing, Buyer shall assume the Assumed Liabilities by delivering to Seller the Assumption Agreement; and

                (f) not later than 15 days after the Closing, Seller shall pay to Buyer $75,483, representing maintenance receivables relating to Seller's Suite Sales for which Buyer has tier II and tier III maintenance obligations; provided that Seller shall be permitted to terminate Buyer's maintenance obligations with respect to any or all of such Seller Suite Sales, in which case such $75,483 shall be proportionately reduced. Seller agrees to provide Buyer reasonably detailed evidence of the amount it calculates is owed to Buyer under this Section not later than 15 days after the Closing.

        1.5 CLOSING.

                (a) The closing of the sale of the Market Maker Assets to Buyer (the "Closing") shall take place at the offices of Cooley Godward LLP in San Francisco, California on the date hereof (the "Closing Date").

                (b) At the Closing (except for the Closing Shares described in clause (ii) below, which shall be delivered one day after the Closing Date, and except for the items described in clauses (i) and (iii) below, which shall be delivered immediately upon delivery to Seller of the Closing Shares):



                                       4.

                        (i) Seller shall execute and deliver to Buyer such endorsements, assignments and other documents and records as may (in the reasonable judgment of Buyer or its counsel) be necessary or appropriate to sell, transfer, convey, assign and deliver to Buyer good, valid and marketable title (or in the event of leased or licensed assets, all leasehold and licensed rights held by Seller) to the Market Maker Assets free of any Encumbrances (other than the Assumed Liabilities);

                        (ii) Buyer shall issue and deliver the Closing Shares to ConnectInc;

                        (iii) Seller shall execute and deliver to Buyer the Bill of Sale in the form attached hereto as Exhibit F (the "Bill of Sale");

                        (iv) Buyer shall execute and deliver to Seller the Assumption Agreement;

                        (v) Buyer and Seller shall execute and deliver to one another a voting agreement in the form attached hereto as Exhibit E (the "Voting Agreement");

                        (vi) Seller shall deliver or cause to be delivered to Buyer, and Buyer shall deliver to Seller, the Seller Noncompetition Agreement and the CEO Noncompetition Agreement;

                        (vii) Seller shall deliver evidence to Buyer that ConnectInc has received assets from CCI representing a portion of the Market Maker Assets; and

                        (viii) Buyer and Seller shall deliver to the other party the opinions and other documents not referenced above, which are required to be delivered pursuant to Sections 5 and 6 hereof.



                                       5.

        1.6    EARN-OUT.

                (a) Within thirty (30) days of the end of the Earn-out Period (as defined herein), Buyer shall deliver to ConnectInc that number of Earn-out Shares equal to (i) two (2) multiplied by the Market Maker Bookings described in Sections 1.6(b)(v), (vi), (vii) and (viii) up to and including six million dollars ($6,000,000); plus (ii) one and one-half (1.5) multiplied by such Bookings in excess of six million dollars ($6,000,000); plus (iii) one and one-half (1.5) multiplied by the Market Maker Bookings described in Sections 1.6(b)(i), (ii), (iii) and (iv) in excess of four million dollars ($4,000,000), each as generated during the period beginning on the Closing Date and ending on the thirteenth (13th) month anniversary of the Closing (the "Earn-out Period"), divided by (ii) the average daily closing price of Buyer's common stock as reported by the Nasdaq National Market System during the Earn-out Period; provided, however, that such price shall be no less than four dollars ($4.00) per share and no greater than sixteen dollars ($16.00) per share (as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like). The cash value of the Final Earn-out Shares to be distributed following the Earn-out Period pursuant to this Section 1.6(a) shall be reduced by an amount equal to the cash value of the Interim Earn-out Shares delivered on or prior to October 31, 2001 pursuant to Section 1.6(c) below, as such Interim Earn-out Shares were valued at the time of their issuance

                (b) "Market Maker Bookings" shall mean those Bookings generated by the Market Maker Assets, as follows:

                        (i) one hundred percent (100%) of any license revenues Booked by Buyer with respect to the stand-alone Market Maker product;

                        (ii) one hundred percent (100%) of any maintenance revenues Booked by Buyer with respect to the stand-alone Market Maker product (provided that no maintenance revenues shall be included in Market Maker Bookings to the extent such revenues are with respect to any period more than twelve (12) months after the initial Booking date);

                        (iii) one hundred percent (100%) of any consulting services Booked by Buyer with respect to the stand-alone Market Maker product (based on the amount specified in the contract or, if the contract is for time and materials, the amount of consulting services actually rendered during the Earn-out Period);

                        (iv) in the case of Buyer clients who use the Market Maker Assets on a "hosting" basis and who were previously a client or potential client of Seller (as identified on Parts 1.1(b) and 1.1(c) of the Disclosure Schedule), one hundred percent (100%) of the license revenues (and maintenance revenues, if any) and one hundred percent (100%) of any hosting fees in connection therewith with respect to the first twelve (12) months after the date such client becomes a Buyer-hosted client, but not any consulting service fees in connection therewith;

                        (v) in the case of OEM sales of the Market Maker Assets by Seller as part of a suite of products ("Seller Suite Sales"), that percentage of the suite license revenue Bookings that relate to the Market Maker Assets to which Buyer is entitled (for example, if a suite is sold for $1,000,000, the Market Maker Assets are deemed to represent 30% of such sale,



                                       6.

and Buyer is entitled to 50% of the revenues from Seller's OEM sales of Market Maker, then $150,000 of such OEM sale would represent Market Maker Bookings);

                        (vi) in the case of Seller Suite Sales, that portion of maintenance Bookings that have been allocated to Buyer;

                        (vii) in the case of Seller Suite Sales, that portion of consulting services Bookings that have been allocated to Buyer;

                        (viii) in the case of Bookings by Seller for stand-alone Market Maker product in Europe and Japan, that portion of the Bookings to which Buyer is entitled; and

                        (ix) in the case of Bookings by Buyer for which Buyer has paid a referral fee to Seller, the referral fee shall be deducted from Market Maker Bookings.

                (c) On or prior to October 31, 2001, Buyer shall deliver to ConnectInc that number of Interim Earn-out Shares equal to:

                        (i) (A) two (2) multiplied by the Market Maker Bookings described in Sections 1.6(b)(v), (vi), (vii) and (viii) up to and including six million dollars ($6,000,000); plus (B) one and one-half (1.5) multiplied by such Bookings in excess of six million dollars ($6,000,000); plus (C) one and one-half (1.5) multiplied by the Market Maker Bookings described in Sections 1.6(b)(i), (ii), (iii) and (iv) in excess of four million dollars ($4,000,000), each as generated during the period beginning on the Closing Date and ending on September 30, 2001 (the "September 30 Earn-out Period"), (B) divided by the average daily closing price of Buyer's common stock as reported by the Nasdaq National Market System during the September 30 Earn-out Period; provided, however, that such price shall be no less than four dollars ($4.00) per share and no greater than sixteen dollars ($16.00) per share (as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like) (the "September 30 Earn-out Price").

                        (ii) Notwithstanding the foregoing, the number of Interim Earn-out Shares ConnectInc is entitled to receive pursuant to this
Section 1.6(c) shall not exceed that number of Interim Earn-out Shares equal to five million dollars ($5,000,000) divided by the September 30 Earn-out Price.

                (d) Buyer shall provide to Seller, no later than thirty (30) days following the end of each fiscal quarter of Buyer during the Earn-out Period, a written summary of Buyer's calculation of the Market Maker Bookings, by month, customer and category of Bookings, certified by Buyer's Chief Financial Officer; provided that the summary for the fiscal quarter ending September 30, 2001 and March 31, 2002 shall be delivered along with delivery of any Interim Earn-out Shares and any Final Earn-out Shares, respectively, and, provided further that the summary delivered along with the delivery of any Final Earn-out Shares also shall cover the period beginning April 1, 2002 through the end of the Earn-out Period.

                (e) Notwithstanding anything to the contrary in this Section 1.6, Buyer shall not be obligated to issue any shares of its common stock to ConnectInc to the extent such issuance would exceed four million six hundred one thousand, seven hundred fifteen (4,601,715) shares



                                       7.

(representing nineteen and ninety-nine one hundredths percent (19.99%) of Buyer's currently outstanding shares of common stock).

                (f) Notwithstanding anything to the contrary in this Section 1.6, in the event that Buyer undergoes a Change of Control or sells or transfers all or substantially all of the Market Maker Assets to a third party prior to the end of the Earn-out Period (a "Substantial Change"), then the Market Maker Bookings for the Earn-out Period shall be deemed to be the Market Maker Bookings for the period from the Closing Date through the closing of the Substantial Change, multiplied by a fraction the numerator of which is 396 and the denominator of which is the number of calendar days from the Closing Date to the closing of the Substantial Change. Buyer shall in good faith continue to record Market Maker Bookings up until the closing of any such Substantial Change. For purposes of this Section 1.6, a "Change of Control" means (i) a sale, exchange lease or other disposition of all or substantially all of the assets of Buyer;
(ii) a merger or consolidation of Buyer with or into any other entity or entities, or any other similar corporate reorganization, in which the stockholders of Buyer immediately prior to such event hold less than a majority of the voting power of the securities of the controlling successor entity, or
(iii) any other transaction or series of related transactions in which securities representing a majority of Buyer's voting power are sold or otherwise transferred (excluding any merger, consolidation or similar corporate reorganization effected solely to change the domicile of Buyer to a location within the United States or in which the shareholders of Buyer immediately prior to such transaction or series of transactions hold more than a majority of the voting power of the securities of the controlling successor entity); provided, however, that any capital raising transaction (whether a single transaction or a series of related transactions) engaged in by Buyer consisting of the issuance of shares of its capital stock to a person, or persons (a "Financing"), which shall include at least one person, or entity, which is a shareholder of Buyer immediately prior to such Financing will not be deemed to be a Change in Control as defined herein.

                (g)(i) Seller shall have the right to have an independent certified public accountant inspect and audit the books and records of Buyer for the purpose of verifying Buyer's earn-out calculations pursuant to subsections
(a) and (c) of this Section 1.6 (the "Earn-out Audits"). Seller may exercise its right to the Earn-out Audits (upon reasonable notice and during Buyer's normal business hours): (A) once following the end of the September 30 Earn-out Period as set forth in subsection (c) of this Section 1.6, and (B) once following the end of the Earn-out Period as set forth in subsection (a) of this Section 1.6. Each party shall bear its own expenses related to the Earn-out Audits; provided, however, that in the event an Earn-out Audit demonstrates that the number of Earn-out Shares as calculated by Buyer (X) was more than five percent (5%) below the correct number, Buyer shall bear Seller's out-of-pocket expenses of such Earn-out Audit and (Y) was more than five percent (5%) above the correct number, Seller shall bear Buyer's out-of-pocket expenses of such Earn-out Audit.

        1.7 RESALE SHELF; AGREEMENT NOT TO SELL.

                (a) Within seven (7) days following the Closing, Buyer shall prepare and file with the SEC a registration statement on Form S-3 under the Securities Act with respect to the registration of the Closing Shares and the maximum number of issuable Interim Earn-out Shares (the "Closing Registration Statement"). Buyer shall, and shall cause its accountants and lawyers to, use its and their best efforts to cause the Closing Registration Statement to be declared



                                       8.

effective by the SEC as promptly as practicable after filing with the SEC. Buyer shall maintain the effectiveness of the Closing Registration Statement with respect to the Closing Shares continuously for a period of one year following such declaration of effectiveness and, with respect to the Interim Earn-out Shares, continuously for one year following the issuance thereof.

                (b) After the end of the Earn-out Period and within seven (7) days following a determination by Buyer that ConnectInc is entitled to any Final Earn-out Shares pursuant to subsection (a) of Section 1.6, Buyer shall (unless the number of shares covered by the Closing Registration Statement is sufficient to cover the Final Earn-out Shares) prepare and file with the SEC an additional registration statement on Form S-3 under the Securities Act with respect to the Final Earn-out Shares (the "Earn-out Registration Statement" and, together with the Registration Statement, the "Registration Statements"). Buyer shall, and shall cause its accountants and lawyers to, use its and their best efforts to cause the Earn-out Registration Statement to be declared effective as promptly as practicable by the SEC after filing with the SEC. Buyer shall maintain the effectiveness of the Earn-out Registration Statement continuously during a one-year period following the issuance of the Final Earnout Shares. Buyer shall pay all expenses in connection with the preparation and filing of the Registration Statements.

                (c) With respect to each Registration Statement, Buyer will (i) advise Seller in writing of the date of filing with the SEC, (ii) prior to effectiveness, advise Seller in writing of the expected date and time of the SEC's declaration of effectiveness and (iii) promptly (and in any event within 24 hours) following notice to Buyer by the SEC that the Registration Statement has been declared effective, advise Seller of such effectiveness. In addition, Buyer will promptly copy Seller on any related written correspondence to and from the SEC.

                (d) Notwithstanding the foregoing, Buyer's obligation to file or maintain the effectiveness of either Registration Statement shall be suspended for a period of up to an aggregate of sixty (60) days for each Registration Statement (but not to exceed thirty (30) consecutive days) if Buyer furnishes to Seller a certificate signed by the Chief Executive Officer of Buyer stating that in the good faith judgment of Buyer it would be materially harmful to Buyer for such Registration Statement to be filed or maintained effective at such time; provided, however, that (i) Buyer may not suspend its obligation to (A) file the Closing Registration Statement or (B) maintain the effectiveness of either Registration Statement for thirty (30) days following declaration of effectiveness by the SEC and (ii) in the event of a suspension, the period during which Buyer is required to maintain the suspended Registration Statement effective shall automatically be extended by that number of days equal to the period of suspension. Buyer will exercise its rights under this Section 1.7(d) in good faith.

                (e) Seller agrees that it shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale ("Sell") any of the Shares, except in accordance with the following limitations:

                        (i) Seller shall not Sell more than forty percent (40%) of the Closing Shares during the ninety (90) day period following the date on which Buyer has given Seller notice of the effective date of the Closing Registration Statement (the date of such notice, the "Effective Date");



                                       9.

                        (ii) Seller shall not Sell more than eighty percent (80%) of the Closing Shares during the one hundred eighty (180) day period following the Effective Date;

                        (iii) During any ninety (90) day period following the effective date of the Earn-out Registration Statement, Seller shall not Sell more than that number of Earn-out Shares that equals the greater of (A) one percent (1%) of Buyer's outstanding shares of common stock as shown by the then most recent report or statement published by Buyer or (B) the average weekly trading volume of Buyer's common stock as reported on the Nasdaq National Market System during the four (4) calendar week period preceding such sale; and

                        (iv) Seller shall not Sell more than one hundred seventy five thousand (175,000) Shares during any consecutive five (5) day trading period.

                (e) Seller further agrees that, following notice to Seller that it may be liable to any Indemnitee under Section 7 for an amount at or exceeding the maximum indemnification cap as calculated in accordance with Section 7.3(b), Seller will not Sell any of the Shares in a manner that is not intended to constitute a good faith effort to maximize the profit therefrom; provided that if Shares are Sold following such notice and, subsequent to such Sale, the price at which shares of Buyer's common stock is trading on Nasdaq increases, such price differential shall not constitute the basis for a claim that Seller Sold such Shares not in good faith.

                (f) Seller shall have no rights to effect an underwritten public offering in connection with the rights provided by this Section 1.7.

        1.8 SALES TAXES. Buyer shall bear any and all sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Market Maker Assets to Buyer or in connection with any of the other transactions contemplated hereby.

        1.9 ALLOCATION. Promptly after the Closing, Buyer and Seller shall agree upon a statement setting forth their good faith determination of the manner in which the sum of the Closing Shares and the Assumed Liabilities is to be allocated among the Market Maker Assets. The allocation prescribed by such statement shall be conclusive and binding upon Buyer and Seller for all Tax purposes, and neither Buyer nor Seller shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as set forth in the Disclosure Schedule delivered to Buyer with respect to specifically identified subsections of this Section 2, Seller represents and warrants, to and for the benefit of the Indemnitees, as follows:

        2.1 DUE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (a) to conduct its business with respect to the Market Maker Assets in the manner in which such business is currently being conducted; and (b) to own and use its Market Maker Assets in the manner in which such assets are currently owned and used.



                                      10.

        2.2 FINANCIAL INFORMATION.

                (a) The financial information and related materials related to the Market Maker Assets as attached to Part 2.2 of the Disclosure Schedule (the "Market Maker Financial Information") delivered by Seller to Buyer were prepared by Seller in good faith based on the books and records of Seller applied on a consistent basis throughout the periods covered thereby. The historical information that is presented in the Market Maker Financial Information is accurate in all material respects as of the respective dates thereof or the respective periods then ended, as applicable.

                (b) Seller's deferred revenues as of the Closing Date as it relates to the Market Maker Assets was $1,132,000.

        2.3 ABSENCE OF CHANGES. Since December 31, 2000 (the "Balance Sheet Date"):

                (a) there has not been any material adverse change in the business, condition, assets, liabilities, operations, financial performance or prospects of the business of Seller associated with the Market Maker Assets and, to the knowledge of Seller, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Market Maker Assets;

                (b) with respect to the Market Maker Assets, Seller has not (i) entered into or permitted any of the Market Maker Assets to become bound by any Contract that is or would constitute a Material Seller Contract (as defined in Section 2.5(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Seller Contract;

                (c) Seller has not made any pledge of any of the Market Maker Assets or otherwise permitted any of the Market Maker Assets to become subject to any Encumbrance, other than as permitted pursuant to subsection (a) of
Section 2.4;

                (d) Seller has not entered into any agreement relating to the sale or license of any of the Market Maker Assets outside the ordinary course of business;

                (e) Seller has not changed any of its methods of accounting or accounting practices in any respect relating to the Market Maker Assets;

                (f) Seller has not (i) acquired, leased or licensed any right or other asset related to the Market Maker Assets from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset related to the Market Maker Assets to any other Person, or (iii) waived or relinquished any right related to the Market Maker Assets except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with Seller's past practices;

                (g) Seller has not entered into any material transaction related to the Market Maker Assets, or taken any other material action related to the Market Maker Assets, outside the ordinary course of business or materially inconsistent with its past practices; or



                                      11.

                (h) Seller has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(h)" above.

        2.4 TITLE TO ASSETS.

                (a) Except as described in paragraph (b) below, ConnectInc owns, and has good, valid and marketable title to, all the Market Maker Assets. All of the Market Maker Assets are owned by ConnectInc free and clear of any liens or other Encumbrances, except for (i) any lien for current Taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Seller related to the Market Maker Assets.

                (b) Part 2.4 of the Disclosure Schedule identifies all assets included in the Market Maker Assets that are being leased or licensed to Seller.

        2.5 CONTRACTS.

                (a) Part 2.5 of the Disclosure Schedule identifies:

                        (i) each Contract relating to the creation of any Encumbrance on the Market Maker Assets;

                        (ii) each Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement related to the Market Maker Assets;

                        (iii) each material Contract related to the Market Maker Assets that was entered into outside the ordinary course of business or was materially inconsistent with Seller's past practices;

                        (iv) each Contract related to the Market Maker Assets that has a term of more than 60 days and that may not be terminated by Seller (without penalty) within 60 days after the delivery of a termination notice by Seller;

                        (v) each Contract relating to the acquisition, transfer, use, development, sharing or license of any technology relating to the Market Maker Assets;

                        (vi) each Contract related to the Market Maker Assets imposing any restriction on Seller's right or ability to (A) compete with any other Person, (B) acquire any product or other asset or any services from any other Person, (C) sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person or (D) develop or distribute any technology;

                        (vii) each Contract related to the Market Maker Assets creating or involving any agency relationship, distribution arrangement or franchise relationship;



                                      12.

                        (viii) each Contract related to the Market Maker Assets creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities; and

                        (ix) any Contract related to the Market Maker Assets that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate or (B) the performance of services having a value in excess of $10,000 in the aggregate.

Contracts in the respective categories described in clauses "(i)" through "(ix)" above are referred to in this Agreement as "Material Seller Contracts."

                (b) Seller has delivered to Buyer accurate and complete copies of all Material Seller Contracts. Part 2.5 of the Disclosure Schedule provides an accurate description of the terms of each Contract relating to the Market Maker Assets that is not in written form. Each Material Seller Contract is valid and in full force and effect and, to the knowledge of Seller, is enforceable by Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                (c) Except as set forth in Part 2.5 of the Disclosure Schedule:

                        (i) Seller has not violated or breached in any material respect, or committed any material default under, any Material Seller Contract that has not been cured and, to the knowledge of Seller, no other Person has violated or breached in any material respect, or committed any material default under, any Material Seller Contract that has not been cured;

                        (ii) to the knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach in any material respect of any of the provisions of any Material Seller Contract (B) give any Person the right to declare a default or exercise any remedy under any Material Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Seller Contract or (D) give any Person the right to cancel, terminate or modify any Material Seller Contract; and

                        (iii) Seller has not waived any of its material rights under any Material Seller Contract.

                (d) Seller represents that Buyer will have no liabilities or obligations whatsoever with respect to the Broadbase Software License Agreement dated June 29, 2000 pursuant to which Broadbase licensed certain software to Seller.

        2.6 COMPLIANCE WITH LEGAL REQUIREMENTS. With respect to the Market Maker Assets, Seller is, and has at all times since February 1, 2000 (the "Acquisition Date") been, in material compliance with all applicable Legal Requirements. Except as set forth in Part 2.6 of the Disclosure Schedule, since the Acquisition Date, Seller has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or



                                      13.

failure to comply with, any Legal Requirement related to Seller's ownership, use and operation of the Market Maker Assets.

        2.7 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.7 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since the Acquisition Date had, any direct or indirect interest in any material asset used in or otherwise relating to the Market Maker Assets; (b) since the Acquisition Date, no Related Party (while a Related Party) has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Market Maker Assets; (c) no Related Party (while a Related Party) is competing, or has at any time since the Acquisition Date competed, directly or indirectly, with the Market Maker Assets; and (d) no Related Party has any claim or right against the Market Maker Assets (other than rights to receive compensation for services performed as an employee of Seller).

        2.8 LEGAL PROCEEDINGS; ORDERS.

                (a) There is no pending Legal Proceeding, and (to the knowledge of Seller) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Market Maker Assets; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition or any of the other transactions contemplated by this Agreement, or (iii) that involves any Key Employee's (as such term is defined in Section 4.2) employment with Seller. To the knowledge of Seller, no event has occurred, and no claim, dispute or other circumstance exists, that could reasonably be expected to serve as a basis for the commencement of any such Legal Proceeding.

                (b) No Legal Proceeding related to the Market Maker Assets or any Key Employee has ever been commenced by, or has ever been pending against, Seller.

                (c) To the knowledge of Seller, there is no order, writ, injunction, judgment or decree to which the Market Maker Assets or any Key Employee, as it relates to such Key Employee's employment with Seller, is subject. To the knowledge of Seller, no officer or other employee of Seller is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Market Maker Assets.

        2.9 SALES POLICIES; WARRANTIES. Part 2.9 of the Disclosure Schedule lists all sales or product fitness warranty policies of Seller related to the Market Maker Assets. No person or entity has asserted or, to the knowledge of Seller, threatened to assert a claim for a breach of any such warranty policy.

        2.10 PROPRIETARY ASSETS.

                (a) Part 2.10(a)(i) of the Disclosure Schedule sets forth, with respect to each Seller Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Seller Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.10(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other classes of Seller Proprietary Assets owned by Seller.
Part 2.10(a)(iii) of the Disclosure Schedule



                                      14.

identifies and provides a brief description of each Seller Proprietary Asset licensed to Seller by any Person (except for any Seller Proprietary Asset that is licensed to Seller under any third party software license generally available to the public at a cost of less than $10,000) and identifies the license agreement under which such Seller Proprietary Asset is being licensed to Seller. Seller has good, valid and marketable title to all of the Seller Proprietary Assets identified in Parts 2.10(a)(i) and 2.10(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all the Seller Proprietary Assets identified in Part 2.10(a)(iii) of the Disclosure Schedule. Part 2.10(a)(iv) of the Disclosure Schedule sets forth all obligations of Seller to make any payment to any Person for the use of any Seller Proprietary Asset. Seller has not developed jointly with any other Person any Seller Proprietary Asset with respect to which such other Person has any rights.

                (b) Seller has taken measures and precautions reasonably necessary to protect and maintain the proprietary nature of all the Seller Proprietary Assets. Part 2.10(b) of the Disclosure Schedule identifies all Persons to whom Seller has disclosed or delivered or permitted the disclosure or delivery of: (i) the source code, or any portion or aspect of the source code, of any Seller Proprietary Asset or (ii) the object code, or any portion or aspect of the object code, of any Seller Proprietary Asset, other than pursuant to license agreements identified in Part 2.5 of the Disclosure Schedule.

                (c) In connection with Seller's ownership, use and operation of the Market Maker Assets, Seller is not infringing, misappropriating or making any unlawful use of, and Seller has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the knowledge of Seller, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Seller Proprietary Asset.

                (d) Except as set forth in Part 2.10(d) of the Disclosure
Schedule: (i) each Seller Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by Seller; (ii) to the best of Seller's knowledge, no Seller Proprietary Asset contains any 'back door', 'time bomb', 'Trojan Horse', 'worm', 'drop dead device', 'virus' (as these terms are commonly used in the computer software field) or other software routines designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of function; and (iii) Seller has not received notice of any claim by any customer or other Person alleging that any Seller Proprietary Asset (including each version thereof that has been licensed or otherwise made available by Seller to any Person since ownership thereof) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by Seller or contains any of those software routines referred to in
(ii) above and, to the knowledge of Seller, there is no basis for any such claim.

                (e) Seller Proprietary Assets constitute all the Proprietary Assets Seller has been and is using to enable Seller to conduct its business related to the Market Maker Assets in the manner in which such business has been and is being conducted. Part 2.10(e) of the Disclosure Schedule sets forth (i) any license by Seller of Seller Proprietary Assets to any Person on an



                                      15.

exclusive basis and (ii) any Contract limiting Seller's ability to exploit fully any Seller Proprietary Asset or to transact its business related to the Market Maker Assets in any market or geographical area or with any Person.

        2.11 LIABILITIES. Seller has no material accrued, contingent or other liabilities of any nature, either matured or unmatured related to the Market Maker Assets (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of Seller's Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by Seller since the Balance Sheet Date in the ordinary course of business and consistent with Seller's past practices; and (c) liabilities under Contracts listed on Part 1.1(b) of the Disclosure Schedule.

        2.12 GOVERNMENTAL AUTHORIZATIONS. Part 2.12 of the Disclosure Schedule identifies each material Governmental Authorization held by Seller that is related to the Market Maker Assets and Seller has delivered to Buyer accurate and complete copies of all such Governmental Authorizations. To the knowledge of Seller, the Governmental Authorizations identified in Part 2.12 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Seller to conduct its business related to the Market Maker Assets, the failure of which to maintain would have a material adverse effect on such business. Seller is, and at all times since the Acquisition Date has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.12 of the Disclosure Schedule. Since the Acquisition Date, Seller has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization identified in Part
2.12 of the Disclosure Schedule or (b) any actual or possible revocation, withdrawal, suspension or modification of any such Governmental Authorization.

        2.13 MATERIAL RELATIONSHIPS. No supplier to, or distributor of or customer of the Market Maker Assets has notified Seller of an intention to terminate or substantially alter its existing business relationship with Seller and, to the knowledge of Seller, no such termination or alteration of the relationship with Seller is likely to occur.

        2.14 BROKERS AND FINDERS. None of Seller or any of its officers, directors, employees or agents nor any of its stockholders has had dealings with any broker or finder in such a way as to incur, or has otherwise incurred, any liability for which Seller may ever be in any way responsible with respect to any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

        2.15 AUTHORITY; BINDING NATURE OF AGREEMENT. Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Agreements (as hereinafter defined); and the execution, delivery and performance by Seller of each of the Agreements has been duly authorized by all necessary corporate action on the part of Seller, as applicable. Upon execution and delivery by Seller, each of this Agreement, the Seller Noncompetition Agreement, the Voting Agreement and the Bill of Sale (collectively, the "Agreements") will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to



                                      16.

bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        2.16 NON-CONTRAVENTION; CONSENTS. Neither the execution, delivery or performance of the Agreements nor the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                (a) contravene, conflict with or result in a violation of any of the provisions of Seller's certificate of incorporation or bylaws or any resolution adopted by Seller's board of directors or any committee of Seller's board of directors;

                (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge, any of the transactions contemplated by this Agreement or to exercise any remedy, or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Seller or any of the Market Maker Assets is subject;

                (c) contravene or result in a violation of, or give any Governmental Body the right to revoke, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Market Maker Assets;

                (d) contravene or result in a violation or breach of, or result in a default under, any provision of any Contract related to the Market Maker Assets, or give any Person the right to (A) declare a default or exercise any remedy under any such Contract, (B) accelerate the maturity or performance of any such Contract or (C) cancel, terminate or modify any such Contract; or

                (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any of the Market Maker Assets.

Except as set forth in Part 2.16 of the Disclosure Schedule, Seller is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (B) the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

        2.17 FULL DISCLOSURE. No representation or warranty by Seller contained in this Agreement, any of the other Agreements or the Disclosure Schedule contains any untrue statements of fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All copies of all writings furnished to Buyer by Seller hereunder are true and complete.

        2.18 INVESTMENT REPRESENTATIONS. Seller understands that the Shares have not been registered under the Securities Act. Seller also understands that the Shares are being issued pursuant to an exemption from registration contained in the Securities Act based in part upon Seller's representations contained in this Agreement. Seller hereby represents and warrants as follows:



                                      17.

                (a) SELLER BEARS ECONOMIC RISK. Seller has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Buyer so that it is capable of evaluating the merits and risks of its investment in Buyer and has the capacity to protect its own interests. Seller must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act or an exemption from registration is available.

                (b) ACQUISITION FOR OWN ACCOUNT. Seller is acquiring the Shares for Seller's own account for investment only and not with a view towards their distribution, except to the extent covered by an effective Registration Statement.

                (c) SELLER CAN PROTECT ITS INTEREST. Seller represents that by reason of its, or of its management's, business or financial experience, Seller has the capacity to protect its own interests in connection with the Acquisition. Further, Seller is aware of no publication of any advertisement in connection with the Acquisition or the issuance of the Shares.

                (d) ACCREDITED INVESTOR. Seller represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

                (e) BUYER INFORMATION. Seller has had an opportunity to discuss Buyer's business, management and financial affairs with management of Buyer. Seller has also had the opportunity to ask questions of and receive answers from, Buyer and its management regarding the terms and conditions of this investment.

                (f) RULE 144. Seller acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Buyer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

                (g) RESIDENCE. The office of Seller in which its investment decision was made is located at the address of Seller set forth herein.

        2.19 NO STOCKHOLDER VOTE. No vote of CCI's stockholders is required to approve the Acquisition under Seller's certificate of incorporation, bylaws or applicable Legal Requirements.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        3.1 SEC FILINGS; FINANCIAL STATEMENTS.

                (a) Buyer has made available to Seller accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Buyer with the SEC between December 31, 1999 and the



                                      18.

date of this Agreement (the "Buyer SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                (b) Buyer has provided to Seller three documents that when combined together create an accurate and complete copy of a draft, dated March 13, 2001 (the "Draft Date"), of Buyer's Annual Report on Form 10-K for its fiscal year ended December 31, 2000 (the "2000 10-K Draft") and such documents are attached hereto as Exhibit G. Since the Draft Date, nothing has come to the attention of Buyer that has caused Buyer to believe that the 2000 10-K Draft contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under with they were made, not misleading (other than any omissions to describe the transactions contemplated by this Agreement)
 .

                (c) The consolidated financial statements contained in Buyer SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Buyer and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Buyer and its subsidiaries for the periods covered thereby.

                (d) Between January 1, 2001 and the date hereof, there has not been any material adverse change in the business, condition, assets, liabilities, operations, financial performance or prospects of the business of Buyer and, to the knowledge of Buyer, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on Buyer; provided that a decline in Buyer's stock price, in and of itself, whether due to market conditions, the announcement of the transactions contemplated hereby or for any other reason, shall not be deemed to constitute a material adverse change.

        3.2 ORGANIZATION; AUTHORITY; BINDING NATURE OF AGREEMENT. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the absolute and unrestricted right, power and authority to perform its obligations under each of the Agreements; and the execution, delivery and performance by Buyer of each of the Agreements has been duly authorized by all necessary action on the part of Buyer and its board of directors. No vote of Buyer's stockholders is needed to approve the Acquisition or to issue any of the Shares. Each of the Agreements constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.



                                      19.

        3.3 CAPITALIZATION; VALID ISSUANCE. As of the Closing Date, twenty three million twenty four thousand one hundred four (23,020,104) shares of Buyer Common Stock are issued and outstanding. The Shares issued by Buyer will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

        3.4 LEGAL PROCEEDINGS. There is no pending Legal Proceeding, and (to the knowledge of Buyer) no Person has threatened to commence any Legal Proceeding
(i) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition or any of the other transactions contemplated by this Agreement or (ii) against Buyer that would have a Material Adverse Effect on Buyer. To the knowledge of Buyer, no event has occurred, and no claim, dispute or other circumstance exists, that could reasonably be expected to serve as a basis for the commencement of any such Legal Proceeding. Since December 31, 2000, Buyer has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement related to Buyer or its business, the violation of, or failure to comply with, would have a Material Adverse Effect on Buyer.

        3.5 NON-CONTRAVENTION; CONSENTS. Neither (a) the execution, delivery or performance of the Agreements or any of the other agreements referred to in this Agreement nor (b) the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                (i) contravene, conflict with or result in a violation of any of the provisions of Buyer's certificate of incorporation or bylaws or any resolution adopted by Buyer's board of directors or any committee of Buyer's board of directors;

                (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge, any of the transactions contemplated by this Agreement or to exercise any remedy, or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Buyer is subject;

                (iii) contravene or result in a violation of, or give any Governmental Body the right to revoke, terminate or modify, any Governmental Authorization that is held by Buyer;

                (iv) contravene or result in a violation or breach of, or result in a default under, any provision of any contract to which Buyer is a party, except for any default which has not had and will not have a Material Adverse Effect; or

                (v) result in the imposition or creation of any lien or other Encumbrance.

Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, Buyer is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

        3.6 BROKERS AND FINDERS. None of Buyer or any of its officers, directors, employees or agents has had dealings with any broker or finder in such a way as to incur, or has otherwise incurred, any liability for which Seller may ever be in any way responsible with



                                      20.

respect to any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

        3.7 FULL DISCLOSURE. No representation or warranty by Buyer contained in this Agreement, any of the other Agreements or the Disclosure Schedule contains any untrue statements of fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All copies of all writings furnished to Seller by Buyer hereunder are true and complete.

SECTION 4. ADDITIONAL COVENANTS OF THE PARTIES

        4.1 FILINGS.

                (a) As promptly as practicable after the execution of this Agreement, each party to this Agreement shall make all filings, if any, and give all notices, if any, required to be made and given by such party in connection with the Acquisition and the other transactions contemplated by this Agreement. Each party shall promptly deliver to the other party a copy of each such notice given. Except as otherwise required by applicable law, each party shall ensure that no press release or any other publicly distributed material concerning the transactions contemplated by this Agreement is issued or otherwise disseminated by or on behalf of such party without first conferring with the other party and agreeing on the substance thereof.

                (b) Following the Closing Date, Seller shall assist Buyer as reasonably requested by Buyer in Buyer's preparation of the Current Report on Form 8-K required to be filed in connection with the Acquisition. Seller shall provide to Buyer, no later than sixty (60) days following the Closing Date, all historical financial information about the Market Maker Assets that Buyer in good faith believes is required to be disclosed on such Form 8-K pursuant to SEC Regulation S-X in connection with the Acquisition. Buyer shall file such Form 8-K no later than ten (10) business days after receipt of such financial information from Seller.

                (c) Buyer agrees to maintain sufficient authorized and unissued shares of its common stock to permit the issuance to Seller of all Shares issuable under this Agreement.

        4.2 EMPLOYMENT OFFERS.

                (a) Seller shall use its reasonable efforts to assist Buyer in Buyer's efforts to induce those employees identified on Part 4.2 of the Disclosure Schedule to accept employment with Buyer (the "Key Employees"); and

                (b) Buyer shall allow those employees of Seller who accept employment with Buyer to carry over up to forty (40) hours of accrued vacation from their employment with Seller, provided that such accrued vacation has accrued and become payable as of the Closing Date.

        4.3 PROSPECTIVE CONTRACTS. Following the Closing, Buyer has the exclusive right to enter into legally binding agreements (collectively, the "Post-Closing Contracts") with respect to



                                      21.

any of the Prospective Contracts listed on Part 1.1(c) of the Disclosure Schedule, provided that if Buyer chooses to have sales personnel of Seller enter into any such Post-Closing Contracts that are Market-Maker-only and outside of Europe and Japan, on behalf of Buyer, Buyer shall pay Seller a sales commission equal to fifteen percent (15%) of the license fees associated therewith. Buyer shall be responsible for all obligations, including, without limitation, any ongoing maintenance and integration fees, directly relating to any Post-Closing Contracts.

        4.4 RESTRICTIVE LEGEND. Each certificate representing any (i) Shares and
(ii) any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE ISSUER) REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT."

SECTION 5. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

        The obligations of Buyer to effect the Acquisition and otherwise consummate the transactions contemplated by this Agreement are subject to Buyer having received the following agreements and documents, each of which shall be in full force and effect:

                (a) the Seller Noncompetition Agreement, executed by Seller;

                (b) the CEO Noncompetition Agreement, executed by the CEO;

                (c) the Voting Agreement, executed by Seller;

                (d) the Bill of Sale, executed by Buyer; and

                (e) a legal opinion of Gray Cary Ware & Freidenrich LLP, dated as of the Closing Date, in the form reasonably acceptable to Buyer.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

        The obligations of Seller to effect the Acquisition and otherwise consummate the transactions contemplated by this Agreement are subject to the Seller having received the following documents:

                (a) the Assumption Agreement, executed by Buyer; and

                (b) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form reasonably acceptable to Seller.



                                      22.

SECTION 7. INDEMNIFICATION BY SELLER

        7.1 SURVIVAL OF REPRESENTATIONS.

                (a) The representations and warranties made by Seller in this Agreement shall survive the Closing and shall expire one year following the Closing Date (the "Indemnification Period"); provided, however, that if, at any time prior to the end of the Indemnification Period, any Buyer Indemnitee (acting in good faith) delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Seller (and setting forth in reasonable detail the basis for such Buyer Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 7.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Indemnification Period until such time as such claim is fully and finally resolved.

                (b) The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Buyer Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Buyer Indemnitees or any of their Representatives.

                (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by Seller in this Agreement.

        7.2 INDEMNIFICATION BY SELLER. From and after the date hereof (but subject to Section 7.1(a)), Seller shall hold harmless and indemnify each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (a) any inaccuracy in or breach of any representation or warranty set forth in Section 2; (b) any breach of any covenant or obligation of Seller to Buyer in this Agreement or in any of the agreements executed and delivered by Seller in connection with this Agreement;
(c) any liability or obligation of Seller that was not assumed by Buyer pursuant to Section 1.3; or (d) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(a)", "(b)" or "(c)" above (including any Legal Proceeding commenced by any Buyer Indemnitee for the purpose of enforcing any of its rights under this Section 7). Notwithstanding the foregoing, Seller shall not be required to pay to any Buyer Indemnitee any legal fees and expenses incurred in connection with enforcing such Buyer Indemnitee's right to indemnification under this Section 7 until a court of competent jurisdiction renders a final judgment in favor of such Buyer Indemnitee that it is entitled to such indemnification.

        7.3 THRESHOLD; CEILING.

                (a) Notwithstanding anything to the contrary in this Section 7, no amount shall be payable to Buyer in indemnification, unless the Damages exceed seventy



                                      23.

five thousand dollars ($75,000) in the aggregate. In the event the aggregate amount of such Damages exceeds seventy five thousand dollars ($75,000), then the Seller shall be liable for the amount of such Damages exceeding, but not including, the initial seventy five thousand dollars ($75,000).

                (b) Upon Seller having paid Buyer Indemnitee claims to one or more Buyer Indemnitees equal to one hundred percent (100%) of the gross cash proceeds from any Shares sold by Seller and tendering to such Buyer Indemnitee or Buyer Indemnitees all of such Shares it has not sold, Seller shall have no additional liability with respect to this Agreement. Notwithstanding the foregoing, such limit on Seller's liability shall be inapplicable with respect to Damages that arise from or are as a result of (i) Seller's intentional misrepresentation or (ii) Seller's breach of those restrictions on Sales as set forth in Section 1.7.

        7.4 SATISFACTION OF INDEMNIFICATION CLAIM. In the event Seller has any liability (for indemnification or otherwise) to any Buyer Indemnitee under this
Section 7, Seller shall satisfy such liability by either, at Seller's option, tendering cash or shares of common stock of Buyer or any combination thereof to such Buyer Indemnitee, which shares shall be valued at the average closing price of the Buyer's common stock as reported on the Nasdaq National Market System for the ten (10) trading day period ending on the day prior to the date such liability is satisfied.

        7.5 OFFSET. If an assertion of indemnification pursuant to this Section 7 is made by one or more Buyer Indemnitees on or prior to the delivery to ConnectInc of any of the Earn-out Shares, Buyer shall be entitled to place in escrow, pursuant to an escrow agreement mutually agreeable to Buyer and Seller and with an escrow agent mutually acceptable to Buyer and Seller (and which Buyer and Seller agree to use good faith efforts to agree upon no later than March 31, 2001), that number of Earn-out Shares issued to ConnectInc pursuant to subsection (a) or (c) of Section 1.6 equal in value to the maximum aggregate amount claimed by the Buyer Indemnitees, which shares shall be valued at the average closing price of the Buyer's common stock as reported on the Nasdaq National Market System for the ten (10) trading day period ending on the day prior to the issuance of such Earn-out Shares (the "Escrowed Shares"), until Seller and all Buyer Indemnitees have agreed to or settled on the amount due to such Buyer Indemnitees, if any (the "Offset Amount"). Pending settlement of such claim(s) and subject to the sale restrictions set forth in Section 1.7, Seller shall have the right to sell any or all of the Earn-out Shares in escrow; provided that Seller substitutes cash in an amount equal to the gross sales proceeds from such sold Earn-out Shares. Upon such agreement or settlement, Buyer shall transfer the Offset Amount to such Buyer Indemnitees, and release to Seller the remaining Escrowed Shares.

        7.6 DEFENSE OF THIRD PARTY CLAIMS AGAINST BUYER. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Buyer or against any other Person) with respect to which Seller may become obligated to hold harmless, indemnify, compensate or reimburse any Buyer Indemnitee pursuant to this Section 7, Seller shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Seller so proceeds with the defense of any such claim or Legal
Proceeding:

                (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by Seller;



                                      24.

                (b) Buyer shall make available to Seller any documents and materials in its possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

                (c) Seller shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of Buyer; provided, however, that such consent shall not be unreasonably withheld or delayed.

Buyer shall give Seller prompt notice of the commencement of any such Legal Proceeding against Buyer; provided, however, that any failure on the part of Buyer to so notify Seller shall not limit any of the obligations of Seller under this Section 7 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

SECTION 8. INDEMNIFICATION BY BUYER

        8.1 SURVIVAL OF REPRESENTATIONS.

                (a) The representations and warranties made by Buyer in this Agreement shall survive the Indemnification Period; provided, however, that if, at any time prior to the end of the Indemnification Period, any Seller Indemnitee (acting in good faith) delivers to Buyer a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Buyer (and setting forth in reasonable detail the basis for such Seller Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 8.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Indemnification Period until such time as such claim is fully and finally resolved.

                (b) The representations, warranties, covenants and obligations of Buyer, and the rights and remedies that may be exercised by the Seller Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Seller Indemnitees or any of their Representatives.

        8.2 INDEMNIFICATION BY BUYER. From and after the date hereof (but subject to Section 8.1(a)), Buyer shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (a) any inaccuracy in or breach of any representation or warranty set forth in Section 3; (b) any breach of any covenant or obligation of Buyer to Seller in this Agreement or in any of the agreements executed and delivered by Buyer in connection with this Agreement; (c) any action or omission to act of Buyer that occurs after the Closing with respect to the liabilities or obligations assumed by Buyer pursuant to Section 1.3 and that relates to the Market Maker Assets; or (d) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(a)" or "(b)" above (including any Legal Proceeding commenced by any Seller Indemnitee for the purpose of enforcing any of its rights under this
Section 8). Notwithstanding the foregoing, Buyer shall not be required to pay to any Seller Indemnitee any



                                      25.

legal fees and expenses incurred in connection with enforcing such Seller Indemnitee's right to indemnification under this Section 8 until a court of competent jurisdiction renders a final judgment in favor of such Seller Indemnitee that it is entitled to such indemnification.

        8.3 THRESHOLD; CEILING.

                (a) Notwithstanding anything to the contrary in this Section 8, no amount shall be payable to Seller in indemnification, unless the Damages exceed seventy five thousand dollars ($75,000) in the aggregate. In the event the aggregate amount of such Damages exceeds seventy five thousand dollars ($75,000), then Buyer shall be liable for the amount of such Damages exceeding, but not including, the initial seventy five thousand dollars ($75,000). This
Section 8.3(a) shall not apply to any breach of the representation in Section 2.5(d) relating to Seller's Joint Marketing Agreement with Broadbase, Inc.

                (b) At any point in time, the maximum liability of Buyer under
Section 8 shall be calculated as follows: (i) one hundred percent (100%) of the fair market value of the Shares (including Earn-out Shares, if any) held by Seller, with such Shares valued at $6.03126, plus (ii) one hundred percent (100%) of the gross cash proceeds from any Shares sold by Seller. Notwithstanding the foregoing, such limit on Buyer's liability shall be inapplicable with respect to Damages that arise from or are as a result of (i) Buyer's intentional misrepresentation or (ii) Buyer's failure to timely meet its obligations to register the Shares as set forth in Section 1.7.

        8.4 DEFENSE OF THIRD PARTY CLAIMS AGAINST SELLER. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Seller or against any other Person) with respect to which Buyer may become obligated to hold harmless, indemnify, compensate or reimburse any Seller Indemnitee pursuant to this Section 8, Buyer shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Buyer so proceeds with the defense of any such claim or Legal
Proceeding:

                (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by Buyer;

                (b) Seller shall make available to Buyer any documents and materials in its possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

                (c) Buyer shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of Seller; provided, however, that such consent shall not be unreasonably withheld or delayed.

Seller shall give Buyer prompt notice of the commencement of any such Legal Proceeding against Seller; provided, however, that any failure on the part of Seller to so notify Buyer shall not limit any of the obligations of Buyer under this Section 8 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).



                                      26.

SECTION 9. MISCELLANEOUS PROVISIONS

        9.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

        9.2 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

        9.3 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        9.4 NOTICES. All notices and other communications required or permitted under this Agreement and the transactions contemplated hereby shall be in writing and shall be deemed to have been duly given, made and received on the date when delivered by hand delivery with receipt acknowledged, or upon the next "Business Day" (meaning a day other than a Saturday or a Sunday, or a federal holiday upon which offices of the federal government are not open for business) following receipt of facsimile transmission, or upon the fifth day after deposit in the United States mail, registered or certified with postage prepaid, return receipt requested, addressed as set forth below:

                (a) If to Buyer:

                        DIGITAL RIVER, INC.
                        9625 West 76th Street, Suite 150
                        Eden Prairie, Minnesota  55344
                        Attention:    Joel Ronning
                        Telephone:    (952) 263-1234
                        Facsimile:    (952) 253-8370

                with a copy (not constituting notice) to:

                        COOLEY GODWARD LLP
                        One Maritime Plaza, 20th Floor
                        San Francisco, CA  94111
                        Attention:    Michael J. Sullivan, Esq.
                        Telephone:    (415) 693-2000
                        Facsimile:    (415) 951-3699



                                      27.

                (b) If to Seller:

                        CALICO COMMERCE, INC.
                        333 West San Carlos Street, Suite 300
                        San Jose, CA 95110
                        Attention:    Alan P. Naumann
                        Telephone:    (408) 975-7400
                        Facsimile:    (408) 975-7410

                with a copy (not constituting notice) to:

                        GRAY CARY WARE & FREIDENRICH LLP
                        400 Hamilton Avenue
                        Palo Alto, CA 94301
                        Attention:  Douglas C. Neilsson
                        Telephone:  (650) 833-2000
                        Facsimile:  (650) 833-2001

Any party may alter the address to which its communications are to be sent by giving notice of such change in conformity with the provisions of this Section
9.4 for the giving of notice

        9.5 CONFIDENTIALITY. Each party agrees to comply with the terms of the Mutual Confidentiality Agreement by and between Seller and Buyer dated as of January 15, 2001.

        9.6 CAPTIONS. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        9.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        9.8 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

        9.9 SUCCESSORS AND ASSIGNS. Either party may freely assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. Neither party may assign any or all of its obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

        9.10 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be



                                      28.

available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

        9.11 WAIVER.

                (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        9.12 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

        9.13 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        9.14 ENTIRE AGREEMENT. This Agreement, the Schedules, Exhibits, instruments and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

        9.15 CONSTRUCTION.

                (a) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                (b) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement



                                      29.

        9.16 JOINT AND SEVERAL OBLIGATIONS. CCI agrees to cause ConnectInc to perform its obligations under this Agreement, and agrees to be jointly and severally liable for ConnectInc's obligations under this Agreement.



                                      30.

        The parties hereto have caused this Agreement to be executed and delivered as of March 19, 2001.

                                        DIGITAL RIVER, INC.,
                                                     a Delaware corporation

                                        By:
                                           -------------------------------------
                                        Name:
                                            ------------------------------------
                                        Title:
                                              ----------------------------------


                                        CALICO COMMERCE, INC.,
                                          a Delaware corporation

                                        By:
                                           -------------------------------------
                                        Name:
                                            ------------------------------------
                                        Title:
                                              ----------------------------------


                                        CONNECTINC.COM, CO.,
                                          a Delaware corporation


                                        By:
                                           -------------------------------------
                                        Name:
                                            ------------------------------------
                                        Title:
                                              ----------------------------------



                                      31.

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        "AGREEMENT" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

        "BOOKING" of a transaction, whether license, maintenance, consulting or other, shall be deemed to occur upon Buyer receiving a written executed order with respect to the transaction from the other party to the transaction, including, without limitation, in the form of a contract, purchase order or binding letter of intent. All of the fixed revenue to Buyer described in any order (other than for sales or similar taxes) shall be treated as having been "BOOKED" upon Buyer's receipt of such order, and any other monies which Buyer has the right to receive with respect to such order shall be treated as having been "BOOKED" upon the amount of such monies becoming fixed. However, with respect to maintenance transactions, solely the first 12 months of maintenance under such transactions shall be deemed Booked. Whether a transaction is Booked is independent of whether, how and when the revenue under such transaction would be recognized under generally accepted accounting principles.

        "BUYER INDEMNITEES" shall mean the following Persons: (a) Buyer; (b) Buyer's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective permitted successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

        "CONSENT" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        "CONTRACT" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        "DAMAGES" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including reasonable costs of investigation) or expense of any nature, but shall not include punitive damages.

        "DISCLOSURE SCHEDULE" shall mean the schedule (dated as of the date of the Agreement) delivered to Buyer on behalf of Seller and delivered to Seller on behalf of Buyer.

        "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any



                                       1.

asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

        "GAAP" shall mean generally accepted accounting principles.

        "GOVERNMENTAL AUTHORIZATION" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        "GOVERNMENTAL BODY" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

        "LEGAL PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including, but not limited to, any bulk transfer laws.

        "MARKET MAKER" means the software owned by Seller prior to the Closing that is a one-to-many and many-to-many marketplace application with business to business functionality that brings complex business interactions online.

        "MATERIAL ADVERSE EFFECT" means a violation or other matter will be deemed to have a "Material Adverse Effect" on Seller or Buyer, as the case may be, if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a Material Adverse Effect on such party's business, condition, assets, liabilities, operations, financial performance or prospects.

        "PERSON" shall mean any individual, entity or Governmental Body.

        "PROPRIETARY ASSET" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service



                                       2.

mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset included in the Market Maker Assets; or (b) right to use or exploit any of the foregoing.

        "RELATED PARTY" shall mean: (a) each individual who is, or who has at any time since December 31, 1999, been, an officer of Seller; (b) each member of the immediate family of each of the individuals referred to in clauses "(a)"; and (c) any trust or other entity (other than Seller) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest).

        "REPRESENTATIVES" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        "SEC" shall mean the U.S. Securities and Exchange Commission.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        "SELLER INDEMNITEES" shall mean the following Persons: (a) Seller; (b) Seller's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective permitted successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

        "SELLER PROPRIETARY ASSET" shall mean any asset constituting a Proprietary Asset that is included in the Market Maker Assets that is owned by or licensed to Seller or otherwise used by Seller.

        "TAX" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        "TAX RETURN" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.





                                       3.